Exhibit 10.32

Change In Control Severance Policy

Purpose

To provide financial and benefits support to employees whose positions are eliminated following a Change in Control of the Company.

Eligibility

Employees are eligible for severance under this policy if: their employment is terminated without Cause between three (3) months before and twelve (12) months after a Change in Control.

Employees terminated for Cause, who resign voluntarily or whose employment is terminated due to death or disability are not eligible.

Release

Benefits under this policy shall be conferred via a separation agreement executed by the eligible employee, and shall be contingent upon the eligible employee signing, not revoking, and complying with the terms of such agreement which will include a release and waiver of claims (the Release) and which shall include, among other things and where legally permissible, confidentiality, cooperation, non-solicitation and/or non-disparagement requirements. If the separation agreement and Release is not executed in a form acceptable to the Company by the deadline established by the Company (which shall be no later than 45 days following the effective date of a qualifying termination), or is revoked or breached, no benefit shall be payable under this policy.

Severance Benefits

Eligible employees will receive the following severance pay and benefits continuation:

•	Vice Presidents and above: Six (6) months of base salary.

•	Senior Directors: Four (4) months of base salary.

•	All other eligible employees: Three (3) months of base salary.

•	All severance is subject to applicable tax withholdings and payable in accordance with the Company’s regular payroll schedule.

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If enrolled in the Company’s group health plan at termination, the Company will pay the employer portion of COBRA premiums for up to the duration of their severance period or until the employee becomes eligible for other group coverage, whichever occurs first.

Employees receiving opt-out payments at the time of termination are eligible to receive continued opt-out payments for the duration of their severance period.

Definitions

•	Change in Control means:

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a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (I) the surviving or resulting corporation or (II) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

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the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a subsidiary of the Company of all or substantially all the assets of the Company and the subsidiaries of the Company taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company); or

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the sale or transfer, in a single transaction or series of related transactions, in which the Company is a party and more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

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Cause shall exist under the following conditions: (i) employee’s willful and continued failure to substantially perform their duties to the Company after the Company delivered to them a written demand for substantial performance and opportunity to cure which sets forth in reasonable detail the reasons the Company’s believes that they have not substantially performed; (ii) committing fraud, willful misconduct, dishonesty or other intentional action in any such case which is materially injurious to the Company or its reputation; (iii) being convicted of, or having plead guilty or no contest to, a felony or crime of moral turpitude in a court of any jurisdiction which results in material harm to the reputation of the Company; or (iv) material breach of any material written agreement between the employee and the Company or any subsidiary of the Company, provided that they fail to cure such breach within thirty (30) days after receiving written notice thereof. The determination as to whether you have been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the employee. The foregoing definition does not in any way limit the Company’s ability to terminate the employee’s business relationship with the Company (or any subsidiary, parent, affiliate, or any successor thereto).

Miscellaneous

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This policy is not intended to, and will not be interpreted to, provide any duplication of any entitlement to severance benefits that an employee may be entitled to under applicable law or under any other plan, policy or agreement with the Company.

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If the Company determines in its sole discretion that an employee has engaged in conduct that (a) constitutes a breach of the separation agreement (including the Release), (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company (c) has breached any agreement with the Company, including any agreement that includes restrictive covenants (including any confidentiality, cooperation, non-competition, non-solicitation and/or non-disparagement obligations) or (d) occurred prior to the qualifying termination and would give rise to a termination for Cause (regardless of whether such conduct is discovered before, during or after the qualifying termination), the employee shall forfeit the right to any unpaid benefit under this policy and may be required to repay any amounts previously paid under the Plan to the extent recovery is permitted by law.

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Payments made under this policy shall not be treated as eligible “compensation” for purposes of any retirement, savings, or similar plan of the Company, including, but not limited to, any retirement savings plan, pension plan, the supplementary pension plan or any other non-qualified deferred compensation plan.

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This policy may be amended or terminated by the Company, at any time and for any reason, in its sole discretion and with the result that benefits under this policy may be changed or discontinued, retroactively or prospectively.

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This policy shall be construed and administered consistently with the intent that payments under this policy be exempt from the requirements of Section 409A of the Internal Revenue Code (the Code) (i.e., applying the “short-term deferral” rule described in Treas. Reg.§ 1.409A-l(b)(4), the “two-year, two-time” rule described in Treas. Reg.§ 1.409A-l(b)(9) and/or another exemption). To the extent Section 409A of the Code applies, (a) the Plan shall be construed and administered consistently with the requirements thereof to avoid taxes thereunder, (b) payment of benefits shall be made or commence no later than the 60th day following the employee’s qualifying termination, (c) the effective date of an employee’s qualifying termination shall be the date the employee actually incurs a “separation from service” within the meaning of Section 409A of the Code and the regulations and other guidance issued thereunder, as determined by the Company, (d) if, upon separation from service, an employee is a “specified employee” within the meaning of Section 409A of the Code, any payment under this policy that is subject to Section 409A of the Code and would otherwise be paid within six months after the employee’s separation from service will instead be paid in the seventh month following the employee’s separation from service, and (e) If the period during which an employee has discretion to execute or revoke the separation agreement (including the Release) straddles two calendar years, the Company shall make payments conditioned on execution of such separation agreement no earlier than January 1st of the second calendar year, regardless of which year the separation agreement becomes effective.